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                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


THREE MONTHS ENDED SEPTEMBER 30, 1996
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     Net Loss                Weighted Average Shares Outstanding  Loss per Share
     --------                -----------------------------------  --------------
    $2,357,059         /                  5,031,243       =          $0.47

NINE MONTHS ENDED SEPTEMBER 30, 1996
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    Net Loss                 Weighted Average Shares Outstanding  Loss per Share
     --------                -----------------------------------  --------------
    $5,443,131         /                  4,780,686       =          $1.14